UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Comstock Holding Companies, Inc.
(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

COMSTOCK HOLDING COMPANIES, INC.
1900 Reston Metro Plaza, 10th Floor
Reston, Virginia 20190

NOTICE OF THE 2026 ANNUAL MEETING OF STOCKHOLDERS
To the stockholders of Comstock Holding Companies, Inc.:
The 2026 Annual Meeting of Stockholders of Comstock Holding Companies, Inc. (the "Company"), a Delaware corporation, will be held on Wednesday, June 17, 2026, at 9:00 a.m. local time at the Company's corporate headquarters, located at 1900 Reston Metro Plaza, Reston, Virginia 20190, in the building's 2nd floor conference center.
The purpose of this meeting is to consider and vote on the following matters, each described in further detail within the proxy statement accompanying this notice:
1.To elect two directors, each to serve for a three-year term expiring at the 2029 Annual Meeting of Stockholders, or until their successors are duly elected and qualified or until their earlier resignation or removal;
2.To ratify the appointment of Grant Thornton, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026;
3.To cast a non-binding, advisory vote to approve the 2025 compensation of our named executive officers; and
4.To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors has fixed April 20, 2026, as the record date for determining shareholders that are entitled to receive notice of, and to vote at, the 2026 Annual Meeting of Stockholders or any adjournment or postponement thereof.
A Notice of Internet Availability of Proxy Materials (the “Notice”) is first being sent to stockholders on or about April 30, 2026. The Notice will include instructions on how to access our 2026 Annual Report and this Proxy Statement online at www.proxydocs.com/CHCI and submit your proxy.
Your vote is important. All stockholders are invited to attend the meeting in person. If you are unable to attend, please vote your proxy promptly to ensure your shares are properly represented. You can vote by Internet, by telephone, or by signing, dating, and returning your proxy card. Stockholders who vote by proxy may still attend the meeting, revoke their proxy, and vote their shares in person.

By Order of the Board of Directors,

Robert P. Demchak, General Counsel and Secretary
Reston, Virginia
April 30, 2026
1

COMSTOCK HOLDING COMPANIES, INC.
1900 Reston Metro Plaza, 10th Floor
Reston, Virginia 20190

PROXY STATEMENT FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
The Comstock Holding Companies, Inc. ("Comstock", the "Company", "we", "our", or "us") 2026 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at Comstock's corporate headquarters, located at 1900 Reston Metro Plaza, Reston, Virginia 20190, on Wednesday, June 17, 2026, at 9:00 a.m. local time in the building's 2nd floor conference center. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of the Company of proxies from the holders of our common stock, par value $0.01 per share, for use at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.
Stockholders of record at the close of business on April 20, 2026, are entitled to receive notice of, and to vote at the Annual Meeting. As of the record date there were 10,038,978 shares of Class A common stock and 220,250 shares of Class B common stock outstanding. Each holder of our Class A common stock may cast one (1) vote per share held on all matters to be voted on at the Annual Meeting. Each holder of our Class B common stock may cast fifteen (15) votes per share held on all matters to be voted on at the Annual Meeting. A list of our stockholders will be available at our corporate headquarters, located at 1900 Reston Metro Plaza, 10th Floor, Reston, Virginia 20190, for a period of ten days prior to the Annual Meeting.
A Notice of Internet Availability of Proxy Materials (the “Notice”) is first being sent to stockholders on or about April 30, 2026. The Notice will include instructions on how to access our 2026 Annual Report and this Proxy Statement online at www.proxydocs.com/CHCI and submit your proxy.
Purpose of Annual Meeting
At the Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, consisting of the (Proposal 1) election of two directors; (Proposal 2) ratification of the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; (Proposal 3) approval of the 2025 compensation of our named executive officers on a non-binding, advisory basis; and (Proposal 4) any other matters that properly come before the meeting.
Board Recommendations
As more fully discussed under “Summary of Business Matters to be Voted On,” our Board recommends: (1) a vote FOR the election of the respective nominees for director named in this Proxy Statement; (2) a vote FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2026; and (3) a vote FOR approval of 2025 executive compensation.
Unless contrary instructions are indicated on the proxy card, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted: (1) FOR the election of the respective nominees for director named in this Proxy Statement; (2) FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2026; and (3) FOR approval of the 2025 compensation of our named executive officers. In the event a stockholder specifies a different choice by means of the proxy card, such shares will be voted in accordance with the specification made.
Attendance at the Annual Meeting
All of our stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that shares held in “street name” (that is, through a broker or other nominee) require a copy of a brokerage statement evidencing stock ownership as of the record date.

Voting Rights and Quorum
Holders of Class A common stock as of the record date are entitled to one vote per share on each matter that is submitted to stockholders for approval. Holders of Class B common stock as of the record date are entitled to fifteen (15) votes per share on each matter that is submitted to stockholders for approval.
The holders of a majority of the voting power of the issued and outstanding stock (representing a majority of the combined voting power of Class A and Class B common stock) of the Company entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Annual Meeting, permitting the meeting to conduct its business. Abstentions and "broker non-votes" are counted as present for purposes of determining a quorum. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
Voting Requirements
For Proposal 1, the election of directors, a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors will be required to elect each of the two director nominees to each serve for a three-year term expiring at the 2028 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal. Stockholders may vote “for” all of the director nominees, “withhold” authority to vote for all of the nominees or “withhold” authority to vote for any individual nominee but vote for another nominee. "Withhold" votes and broker non-votes have no effect on the outcome of the election of directors.

For Proposal 2, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote thereon, present and voting, in person or represented by proxy, will be required. Stockholders may vote “for,” “against” or “abstain” from voting on Proposal 2. Abstentions and broker non-votes have no effect on the outcome of this proposal.

For Proposal 3, the non-binding, advisory vote to approve the 2025 compensation of our named executive officers, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote thereon, present and voting, in person or represented by proxy, will be required. Voting for Proposal 3 is being conducted on a nonbinding, advisory basis and, therefore, the voting results will not be binding on the Company, our Board or our Compensation Committee although our Compensation Committee and Board will consider the results of the voting on this proposal for future executive compensation decisions. Stockholders may vote “for,” “against” or “abstain” from voting on Proposal 3. Abstentions and broker non-votes have no effect on the outcome of this proposal.
Effect of Not Voting
If you are a stockholder of record and do not vote over the Internet, by telephone, or by completing and returning your proxy card, your shares will not be voted. If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares, the question of whether your broker, bank or other nominee will still be able to vote your shares depends on whether Nasdaq deems the particular proposal to be a “routine” matter. Brokers, banks or other nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the Nasdaq, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation. Accordingly, of the proposals up for voting at this Annual Meeting, your broker, bank, or other nominee may only vote your shares on the ratification of the appointment of our independent registered public accounting firm.

At the meeting, only Proposal 2, the ratification of the appointment of our independent registered public accounting firm, is considered a routine matter. Brokers will be prohibited from exercising discretionary authority with respect to the other proposals. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted in Proposals 1 and 3, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the meeting.
Voting Methods
If you are a holder of record, meaning if your shares are registered in your own name with our transfer agent, you may vote by proxy over the Internet, by telephone, or by signing, dating, and returning a paper proxy card. Voting instructions for each method are provided on the proxy card contained in the notice. The internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares, and to confirm that your voting instructions are properly recorded.

If you are a street name holder, meaning if you hold your shares through a bank, broker or other holder of record, you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the meeting, you can vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.
How are Votes Counted
Christopher M. Guthrie has been appointed by the Board as the inspector of elections for the Annual Meeting. He will tabulate the votes received for the nominees for director and all other items of business at the Annual Meeting. He will separately count, for Proposal 1, votes “For,” “Withhold” and broker non-votes (described above), and, with respect to Proposals 2 and 3, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.
Revocability of Proxies
Any person giving a proxy may revoke their proxy at any time before its use by delivering either a written notice of revocation, a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.
Solicitation Costs
This solicitation is being made by, and on behalf of, the Board. All costs of preparing and delivering this Proxy Statement and the corresponding proxy materials will be paid for by the Company. We may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without compensation for the solicitation.
Householding
The SEC has adopted “householding” rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements, notices of internet availability of proxy materials, and annual reports (collectively, “annual meeting materials”) with respect to two or more stockholders sharing the same address by delivering one copy of annual meeting materials to these stockholders. Unless we have received contrary instructions, we will deliver only one copy of the annual meeting materials to multiple stockholders sharing an address.

If we sent only one set of these documents to your household and one or more of you would prefer to receive your own set, we will promptly deliver additional copies of the annual meeting materials upon request. You may contact our transfer agent, Equiniti Trust Company, LLC ("EQ"), to receive additional copies of the annual meeting materials. You may also contact EQ if you would like to request separate copies of future annual meeting materials or if you are receiving multiple copies of annual meeting materials and you would like to request delivery of just one copy.

You may contact EQ by telephone at 800-937-5449 or by mail at Equiniti Trust Company, LLC: 28 Liberty Street, Floor 53, New York, NY 10005. If you hold your shares in street name, please contact your broker to request information about householding.

SUMMARY OF PROPOSALS TO BE VOTED ON
PROPOSAL 1:
ELECTION OF DIRECTORS
Our Amended and Restated Certificate of Incorporation and Bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board. Presently, the number of directors is fixed at six and the Board has no vacancies. Our Board is divided into three classes, each which stand for election at the expiration of their respective three-year term. At each annual meeting of stockholders, director(s) whose term(s) are expiring will be nominated for re-election or succeeded by one or more nominee(s).

The following directors have terms expiring at the 2026 Annual Meeting of Stockholders and are being nominated by the Board for re-election:
David M. Guernsey
James A. MacCutcheon
Robert Pincus has chosen not to stand for re-election and his service as a director will end at the Annual Meeting. Effective immediately following the closing of the polls for the election of directors at the Annual Meeting, the Board will reduce its size to five members.

Unless otherwise instructed, proxy holders will vote the proxies received by them for the nominee named above. In the event that the nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board to fill the vacancy. It is not expected that any of the nominees will be unable, or will decline, to serve as a director.
THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES

About Our Board of Directors
Current Nominees
David M. Guernsey, 78, is the Chief Executive Officer of Guernsey Inc., a role he has held since 1971 when he first founded the company. Guernsey is one of the largest independently owned providers of office supplies, kitchen and break room, janitorial and facilities, furniture, and promotional products in the United States. Mr. Guernsey attended George Mason University and the University of Virginia where he majored in business administration and management.
Mr. Guernsey was appointed to our Board in 2004 and currently serves as the chair of the Compensation Committee. In addition, he currently serves as a board member on the Northern Virginia Transportation Alliance. Mr. Guernsey is also a member of the Go Virginia Region Seven Council, a Virginia state initiative.
The Company believes Mr. Guernsey’s extensive experience with public companies, broad management and market expertise, and his proven success as an entrepreneur qualify him to serve as a member of our Board.
James A. MacCutcheon, 73, is a former President and Chief Executive Officer of Sunburst Hospitality Corporation, a nationwide hotel owner/operator of recognized brands such as Choice Hotels, Best Western, and others. He served as CEO of Sunburst from 2000 to 2007, during which time he conceptualized and led a leveraged buyout to privatize Sunburst, which was previously listed on the NYSE. Mr. MacCutcheon previously served as Executive Vice President, Chief Financial Officer, and Treasurer of Sunburst from 1997 to 2000. He served in similar CFO roles at Choice Hotels International (NYSE:CHH) from 1996 to 1997 and its former parent company, Manor Care, Inc., from 1987 to 1996. Prior career experience also includes a tenure serving as a Partner with the accounting firm Arthur Andersen. Mr. MacCutcheon holds a bachelor’s degree in accounting from Case Western Reserve University and is a certified public accountant.
Mr. MacCutcheon was appointed to our Board in 2004 and currently serves as the chair and designated financial expert of the Audit Committee and is a member of the Compensation Committee. In addition, he previously served as a board member for Sunburst, D.C. Children’s Hospital Foundation, Children’s National Medical Center, Hampden-Sydney College, and numerous others.
The Company believes Mr. MacCutcheon’s executive-level experience across a variety of industries and extensive financial and public accounting background qualify him to serve as a member of our Board.
Continuing Directors with Terms Expiring in 2027
David P. Paul, 63, is a former President and Chief Operating Officer of JBG SMITH (NYSE: JBGS), a publicly traded real estate investment trust. He served in that position from 2017 until his retirement in 2023, and his responsibilities included oversight of strategy, investments, development, and operations of the firm. Mr. Paul previously served as a Managing Partner at JBG, the commercial real estate developer and real estate private equity firm that was the predecessor entity to JBG SMITH. He joined JBG in 2007 and played a pivotal role in JBG’s growth and transition into a public company in 2017. Mr. Paul began his career at Bain & Co. before starting his 35-year career in real estate development and investment that has included both domestic and international properties. Mr. Paul holds a bachelor’s degree from Vanderbilt University and an MBA from the Tuck School of Business at Dartmouth.
Mr. Paul was appointed to our Board in 2023 and currently serves as the chair of the Nominating & Corporate Governance Committee and is a member of the Compensation Committee. In addition, he currently serves on the Board of Trustees of Dartmouth-Hitchcock Hospital.
The Company believes Mr. Paul's extensive knowledge and experience in commercial real estate and track record as an innovator and leader in the industry qualify him to serve as a member of our Board.
Continuing Directors with Terms Expiring in 2028
Christopher Clemente, 66, founded the Company in 1985 and since 1992 he has served as our Chairman and Chief Executive Officer. Mr. Clemente has decades of experience in all aspects of residential and commercial real estate development and a long history of success as an entrepreneur.

The Company believes Mr. Clemente’s position as our Chief Executive Officer, his success as an entrepreneur, and his depth of skill and experience in residential and commercial real estate development qualify him to serve as a member of our Board.

Thomas J. Holly, 61, is a former Partner at PricewaterhouseCoopers (PwC), where he led PwC’s U.S. Asset & Wealth Management practice that specializes in delivering holistic solutions to global multi-strategy asset managers. During his 30+ year career in public accounting, including a 25-year tenure with PwC as a partner, Mr. Holly served clients in real estate, construction, asset management services, professional sports teams, private equity, and venture capital. He held additional leadership positions at PwC earlier in his career, including Washington Metro Tax Market Leader, and Private Company Leader - Mid Atlantic. Mr. Holly attended Bloomsburg University in Pennsylvania and holds a bachelor’s degree in business administration.
Mr. Holly was appointed to our Board in 2023 and currently serves as a member of the Audit Committee and the Nominating & Corporate Governance Committee. In addition, he currently serves as a board member for Youth for Tomorrow.
The Company believes Mr. Holly's background in commercial real estate and asset management, as well as his vast knowledge and experience with capital markets transactions and commercial real estate financing, qualify him to serve as a member of our Board.

Board of Directors Meetings, Committees, and Related Matters
Director Independence
The Board has determined each of the current Company directors, with the exception of Christopher Clemente, is "independent" according to the Nasdaq listing standards and the rules and regulations promulgated by the SEC. Mr. Clemente does not qualify as independent due to his service as the Chief Executive Officer of the Company. We believe that we comply with all applicable requirements of Nasdaq and the SEC relating to director independence and the composition of the committees of our Board.
Board Committees and Meetings
Our Bylaws authorize the Board to designate one or more committees, each consisting of one or more directors of the Company. The Board has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating & Corporate Governance Committee. Board leadership and committee participation is summarized as follows:

	Name	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Christopher Clemente ◆
	David M. Guernsey		Chair
	Thomas J. Holly	Member		Member
	James A. MacCutcheon ■	Chair	Member
	David P. Paul		Member	Chair
	Robert P. Pincus	Member		Member

◆	Chairman of the Board
■	Audit Committee Financial Expert
The following provides further details on the Board's committees and their established function:

Committee	Function
Audit:	•Oversight of accounting and financial reporting processes and control environment
James A. MacCutcheon, Chair	•Assists Board with ensuring integrity of financial statements
Thomas J. Holly	•Monitors compliance with legal and regulatory requirements
Robert P. Pincus	•Selects qualified independent registered public accounting firm
•Approves scope and cost of annual audit activities
•Reviews interim review and audit results
•Monitors Company's enterprise risk management practices
Compensation:	•Reviews and makes recommendations on compensation of CEO and executive officers
David M. Guernsey, Chair	•Reviews CEO recommendations on compensation for non-executive employees
James A. MacCutcheon	•Reviews the operations and structure of the Company's executive compensation plans
David P. Paul	•Approves engagement of third-party consultant for compensation benchmarking
•Administers and approves grants of equity awards under the Company's stock plan
•Authority to delegate matters within its power and responsibility to individuals or subcommittees when it deems appropriate, except to the extent prohibited by law or regulation
Nominating & Corporate	•Identifies individuals qualified to become Board members
Governance:	•Recommends director nominees for annual meeting of stockholders
David P. Paul, Chair	•Recommends director nominees to fill Board vacancies and/or Board committees
Thomas J. Holly	•Develops and recommends matters of corporate governance
Robert P. Pincus	•Leads the Board in its annual review of the Board and management's performance

Each Board committee operates under a formal charter that governs its duties and conduct and requires a majority of committee members to make a quorum and a majority of the quorum to approve committee actions. Each charter is reviewed at least annually and revised, as appropriate, to comply with changing regulatory requirements and reflect evolving best practices. A copy of each Board committee’s charter is available on our investor relations website, www.ir.comstock.com, along with the Company’s Corporate Governance Guidelines, a Code of Conduct, a Code of Ethics for the CEO and Senior Financial Officers, and a Whistleblower Policy. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at our executive office set forth in this Proxy Statement.

The following table summarizes the number of Board and Board committee meetings held in fiscal year 2025:

Number of Meetings
Board of Directors	4
Audit Committee	4
Compensation Committee	1
Nominating & Corporate Governance Committee	1
No incumbent director attended fewer than 75% of the aggregate of (i) the number of regular meetings of the Board held during the period he or she served on the Board and (ii) the number of regular committee meetings of the Board held during the period he or she served on these committees. We have adopted a formal policy that requires in-person attendance at all Board meetings, including our Annual Meeting of Stockholders. All of the then current Board members attended the 2025 Annual Meeting of Stockholders.
Director Nomination and Selection
The Nominating & Corporate Governance Committee’s primary function with respect to nominees for the Board is to assist the Board by identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and to recommend to the Board the director nominees for the next annual meeting of stockholders and the individuals to fill vacancies occurring between annual meetings of stockholders. Generally, the Board requires that prospective nominees must be qualified individuals who, if added to the Board, would provide sound business judgment, business experience, corporate perspectives, backgrounds and skills appropriate for the Company. Criteria for selection of candidates include but are not limited to: (i) business and financial acumen, (ii) a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry and expertise in areas relevant to our business, and (iv) relevant experience with, and knowledge of, corporate governance practices. All director nominees were recommended for election to the Board by a majority of the independent directors.

Neither the Board nor the Nominating & Corporate Governance Committee has a specific policy for considering nominees recommended by security holders because a significant degree of voting control relative to the Company’s outstanding equity securities is maintained by Mr. Clemente, a current executive officer and director. However, security holders can recommend a prospective nominee for the Board by writing to our Corporate Secretary at our executive offices and providing the information required by our Bylaws, along with any additional supporting materials the stockholder considers appropriate. The Nominating & Corporate Governance Committee will consider and evaluate nominees suggested by stockholders using the criteria described above. There have been no nominees recommended by our stockholders for the 2026 Annual Meeting of Stockholders.

In addition to the above procedure, our Bylaws provide that a stockholder may propose a director candidate to be considered and voted on at an annual meeting of stockholders by providing notice thereof to our Corporate Secretary not less than 90 calendar days, nor more than 120 calendar days, before the first anniversary of the date of the previous year's annual meeting. This notice must set forth certain information relating to the proposed nominee as required by our Bylaws. The chairman of the meeting will determine whether a nomination set forth by such stockholder is in accordance with the procedures set forth in the Bylaws and may determine that such nomination is defective and therefore should be disregarded.

Communication with the Board
Interested parties may communicate with our Board or specific members of our Board, including our independent directors and the members of our various Board committees, by submitting a letter addressed to the Board of Comstock Holding Companies, Inc., c/o any specified individual director or directors at 1900 Reston Metro Plaza, 10th Floor, Reston, Virginia 20190. All letters received are then forwarded to the indicated directors, committees or full Board, as appropriate.

Director Compensation
Our non-employee director compensation structure for the year ended December 31, 2025 is summarized as follows:

•Annual retainer of $80,000
•Additional retainer of $6,000 for participation in the Audit Committee
•Additional retainer of $4,000 for the Audit Committee Chair
•Additional retainer of $4,000 for the Audit Committee Financial Expert
•Additional retainer of $4,000 for participation in the Compensation Committee
•Additional retainer of $4,000 for the Compensation Committee Chair
•Additional retainer of $4,000 for participation in the Nominating & Corporate Governance Committee
•Additional retainer of $4,000 for the Nominating & Corporate Governance Committee Chair
Non-employee directors may elect to receive up to 50% of their annual director compensation in the form of fully-vested shares of our Class A common stock. Employees who also serve on the Board receive no additional compensation for their services.

The following table summarizes the compensation earned by our non-employee directors for the year ended December 31, 2025:

	Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards ($)	Other Compensation ($)	Total ($)
	David M. Guernsey	$88,000	$—	$—	$88,000
	Thomas J. Holly	88,000	—	—	88,000
	James A. MacCutcheon	98,000	—	—	98,000
	David P. Paul	88,000	—	—	88,000
	Robert P. Pincus	88,000	—	—	88,000

(1)
Amounts reflect the annual retainer and additional retainers for service on committees settled via quarterly cash payments. Each of Messrs. Holly and Paul elected to receive 50% of their compensation in the form of shares of fully vested Class A common stock and, pursuant to such election, received the following number of shares of Class A common stock: Mr. Holly - 4,022 shares; Mr. Paul - 3,993 shares

For fiscal year 2026, there are no changes to the non-employee director compensation structure detailed above. Mr. Clemente did not receive additional compensation for serving as a director. His compensation is described under the Summary Compensation Table later in this Proxy Statement.
Board Leadership Structure
Mr. Clemente serves as our Chairman of the Board and Chief Executive Officer and each of our three Board committees are led by different independent directors. The Board believes that this leadership structure is the most effective for the Company at this time for the following reasons:

•The combined Chairman/CEO role promotes decisiveness, fosters clear accountability, and enhances the clarity and consistency of corporate communications.
•The independent director-led Board committees provide external oversight on key business matters, act as an appropriate safeguard, and foster collaboration when it comes to developing corporate policies and strategies.
As the Company's ultimate decision-making body, the Board manages all key aspects of our business and is charged with establishing a corporate environment that promotes long-term success and maximizes stockholder value. In determining the appropriate leadership structure, the Board considers both the specific needs of the business and what is in the best interest of the Company’s stockholders.
Risk Oversight
The Board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with business strategy, operations, credit, financing, cybersecurity, and capital investments. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management processes. There are a number of ways our Board performs this function, including the following:
•Review of management reports at its regularly scheduled meetings that include updates on business operations, financial results, strategy and potential business risks;
•Audit Committee discussion with management about financial and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and control such exposures; and
•Compensation Committee discussion with management about risks and exposures related to executive and employee compensation programs, including analysis on the impact of utilizing short-term versus long-term incentives. Management and the Compensation Committee have concluded that the risks associated with our compensation programs are not likely to have a material adverse effect on the Company.
•Nominating & Governance Committee discussion with management about overall performance and corporate governance matters, including oversight of risks surrounding environmental and social matters.
Our Values
We are committed to pursuing environmental sustainability, social responsibility, and robust governance practices across all our operations. We recognize that development of real estate can have significant impact, positive or negative, for the surrounding community, the region, and the environment that we all share. We believe that companies developing real estate have a responsibility to maximize the positive impacts while taking steps to minimize negative impacts. Supporting and fostering these initiatives is instrumental in making our communities better places to live, work, and play while simultaneously bolstering asset value, reducing risk, and positively impacting all stakeholders. The following are highlights from our 2025 ESG Report, the full version of which can be found on our website: www.Comstock.com/Corporate-Responsibility.
Environmental
We believe that environmentally sound business practices are critical to the long-term success of our business and the communities in which we operate. Our managed portfolio already includes multiple assets that are Leadership in Energy and Environmental Design (“LEED”) and Energy Star certified, and multiple initiatives are underway to increase the percentage of LEED and Energy Star certified buildings in our managed portfolio. Currently, all buildings in the Reston Metro Plaza District in Reston Station are LEED Silver certified or above and Energy Star certified. We continue to expand our capabilities around monitoring energy and utility consumption at all our properties, allowing us to better identify opportunities to maximize efficiency and sustainability through operational and capital improvements.
We established a partnership with DAVIS Construction on the utilization of CarbonCure, a sustainable concrete component, in the construction of Phase II of our Reston Station development, the Reston Row District. CarbonCure is clean technology that produces greener concrete by recycling carbon dioxide (CO2) produced during the cement manufacturing process and injecting the recycled CO2 into fresh concrete during mixing. Once injected, the CO2 transforms into a mineral that improves the compressive strength of concrete and captures the recycled CO2 emissions which are never re-released into the atmosphere. Every cubic yard of concrete produced with CarbonCure technology saves an average of 25 pounds of carbon from entering the atmosphere, which will save millions of pounds of CO2 emissions from entering the atmosphere. The Reston Row District includes approximately 500,000 cubic yards of CarbonCure, which diverts 5 million pounds of carbon, or the equivalent of 258,000 gallons of gasoline, from being burned. Furthermore, we intend to engage our supply chain to incorporate sustainable designs, materials, and systems into all our ongoing or future developments.
Our transit-oriented developments promote the use of mass transit, ride sharing, and alternate modes of transportation. We continue to expand the availability of electronic vehicle charging stations and bike racks at our properties to promote the reduction of congestion and our overall carbon footprint. In recognition of the positive impacts resulting from Reston Station’s design, the development has been awarded the designation of Best Workplaces for Commuters each year since 2020 by the Best Workplaces for Commuters Organization, coordinated by the National Center for Transit Research at the Center for Urban Transportation Research.
Social (Human Capital)
We strive to create extraordinary places and provide exceptional experiences in places where people live, work, and play. We recognize the vital importance of community engagement in achieving this goal, which is why philanthropic partnerships have always been a key focus. We host a variety of community events in the public spaces we develop, aimed at creating rich and meaningful experiences. We support local organizations through charitable events, including Boys & Girls Club of Greater

Washington, Habitat for Humanity, St. Jude Children’s Research Hospital, multiple youth sports organizations and local schools, and others. We partner with Cornerstones, Reston’s leading non-profit dedicated to helping underserved populations, to purchase winter coats for children and contribute meals to those in need. We encourage all employees to participate in charitable efforts in the community by providing paid leave to volunteer and numerous charitable contribution matching opportunities.
A key to our success is our ability to attract and retain a talented workforce that understands the numerous benefits of working in-office rather than remotely. We employ a diverse, multi-generational staff that consisted of 308 full-time and 216 part-time employees as of December 31, 2025. We promote collaboration, support, and innovation, providing all our employees the opportunity to achieve their professional and wellness goals. We continuously strive to diversify our workforce, provide equal access to opportunities to our people, and promote a working environment based on mutual trust, confidence, and respect. Our employees have access to a comprehensive suite of benefits, including, but not limited to, medical, dental, vision, and life insurance options; flexible and health savings accounts; 401k plan matching; and professional development reimbursement. We offer numerous wellness initiatives and training opportunities, including diversity training and a broad suite of e-learning courses.
Governance
Our employees, managers and officers conduct our business under the direction of our CEO and the oversight of our Board of Directors (the “Board”) to enhance our long-term value for our stockholders. The core responsibility of our Board is to exercise its fiduciary duty to act in the best interests of our Company and our stockholders. In exercising this obligation, our Board and its individual committees perform several specific functions, including risk assessment, review and oversight. While management is responsible for the day-to-day management of risk, our Board retains oversight of risk management for our company, assisting management by providing guidance on strategic risks, financial risks, and operational risks.
We have established corporate governance guidelines and policies that promote Company values, including a code of conduct as well as a code of ethics. Our information security team deploys an array of cybersecurity capabilities to protect our various business systems and data. We continually invest in protecting against, monitoring, and mitigating risks across the enterprise. We had no material publicly reportable information security incidents in the fiscal year ended December 31, 2025.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee appointed Grant Thornton LLP (“Grant Thornton”) as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2026. Grant Thornton has served as the Company's independent registered public accounting firm since June 2020 and does not have any direct or indirect financial interest in the Company or any of its subsidiaries.
We are asking our stockholders to ratify the selection of Grant Thornton as our independent registered public accounting firm that will audit our consolidated financial statements for the fiscal year ending December 31, 2026, and perform additional appropriate services. The Board and the Audit Committee consider Grant Thornton to be well qualified to serve as the Company’s independent registered public accounting firm.
Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of the appointment in order to provide our stockholders with a means of communicating their level of satisfaction with the Company's independent registered public accounting firm. If the proposal is not approved, the Audit Committee will take the result into consideration and will re-examine the appointment. The Audit Committee, at its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time if it feels that such a change would be in the best interests of the Company and our stockholders.
We anticipate that representatives of Grant Thornton will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF
GRANT THORNTON, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OR THE FISCAL YEAR ENDING DECEMBER 31, 2026

Fees Paid to Independent Registered Public Accounting Firm
The following table summarizes fees and expenses billed by Grant Thornton, our registered public accounting firm, for the fiscal years ended December 31, 2025 and 2024:

	2025	2024
Audit Fees	$352,450	$332,700
Audit-Related Fees	—	—
Tax Fees	—	—
Other Fees	—	—
Total	$352,450	$332,700
Audit fees include fees for professional services rendered in connection with the audit of the Company's annual consolidated financial statements included in the Company's Annual Report on Form 10-K and the review of the Company's quarterly consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q.
Pre-Approval Policy and Procedures
The charter of the Audit Committee provides that the duties and responsibilities of the Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. All pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations. To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee, provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.
Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide the details associated with the particular service to be provided.
All of the services provided by Grant Thornton described above were approved by our Audit Committee.

Report of the Audit Committee
The Audit Committee oversees the Company’s accounting and financial reporting processes and the annual audit of its financial statements, including the performance and compensation of the Company’s independent auditor. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal controls procedures.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal years ended December 31, 2025 and 2024 with management. The Audit Committee also reviewed the Company’s audited financial statements for the fiscal years ended December 31, 2025, and 2024 with Grant Thornton, LLP ("Grant Thornton"), the Company’s independent registered public accounting firm. The Audit Committee has discussed with Grant Thornton the matters required to be discussed by auditing standards of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301 (Communications with Audit Committees). This discussion included, among other things, a review of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect, and discussed with Grant Thornton its independence from management and the Company. The Audit Committee received the written disclosures and letters from Grant Thornton required by the PCAOB regarding communications with the Audit Committee concerning independence. The Audit Committee also has discussed whether the provision of any non-audit services to the Company is compatible with the independence of Grant Thornton. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.
Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Respectfully submitted by the Audit Committee,
James A. MacCutcheon, Chair
Thomas J. Holly
Robert P. Pincus

PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the Company’s named executive officers ("NEOs"). The Compensation Committee will review and consider the results of the vote carefully. Depending upon the results of that review, the Compensation Committee will take such action, if any, as it deems appropriate.
Please review the “Summary Compensation Table” together with the related narrative disclosures in this Proxy Statement prior to voting. Our Board is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables, is hereby APPROVED.”
Our executive compensation program is comprised principally of salary and, from time to time, equity and cash bonus, designed to: 1) align the compensation of our executives with stockholder value and financial performance, 2) achieve a balanced package that attracts and retains highly qualified senior officers, and 3) appropriately reflect each such officer’s individual performance and contributions. The Company regularly reviews its compensation programs and the overall compensation package paid to each of its executive officers to assess risk and to ensure that the program is structured appropriately and remains aligned with the Company’s strategic goals.
For the above reasons, the Board of Directors is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will consider the outcome of the vote, among other factors, when determining future compensation arrangements for our executive officers. Unless this policy changes, the next advisory vote on executive compensation will take place at our 2027 Annual Meeting of Stockholders.
THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Our executive officers are elected by, and serve at the discretion of, the Board of Directors.

Name	Age	Position
Christopher Clemente	66	Chairman of the Board of Directors & Chief Executive Officer
Christopher M. Guthrie	47	Chief Financial Officer & Executive Vice President
Timothy J. Steffan	60	Chief Operating Officer
Robert P. Demchak	55	General Counsel & Executive Vice President
Set forth below is information regarding the non-director individuals who serve as executive officers of the Company:
Christopher M. Guthrie has served as our Chief Financial Officer since June 2018. Prior to that, Mr. Guthrie served as Chief Financial Officer of Comstock Partners, LC ("CP"), the private affiliated company that is controlled by Mr. Clemente and wholly owned by Mr. Clemente and certain family members that was the original developer and owner of the assets in the Company's Anchor Portfolio, since 2014. Mr. Guthrie also previously served as Principal at Red Zone Capital, where his responsibilities included management of the accounting and finance functions.
Timothy J. Steffan has served as our Chief Operating Officer since May 2022. He previously served as Executive Vice President of Asset Management, Leasing and Development since April 2018. Mr. Steffan has over 30 years of experience in asset management, leasing and real estate development for a variety of asset types and large-scale portfolios, including retail, office, multi-family, mixed use and hotel properties throughout the United States. Prior to joining the Company, Mr. Steffan served in various senior executive and management level positions with publicly traded commercial real estate companies, including JMB Realty, Macerich, and RPAI.

Robert P. Demchak has served as our General Counsel since June 2024. He brings over 25 years of experience as a real estate and capital markets attorney and REIT executive. Mr. Demchak is responsible for managing the Company’s legal department while overseeing all aspects of corporate governance. He is also responsible for negotiating commercial loans, managing real estate acquisitions and dispositions, and overseeing strategic partnerships. Prior to joining the Company, Mr. Demchak practiced law for over eight years at several prestigious law firms and has held executive positions at highly regarded REITs, including Washington Prime Group and Simon Property Group.
Information about Mr. Clemente can be found in "Proposal 1: Election of Directors"

EXECUTIVE COMPENSATION
The Company qualifies as a “smaller reporting company” (as defined under SEC rules), therefore only our chief executive officer and next two highest paid executive officers who were serving as such at the end of the last completed fiscal year are considered “named executive officers” for purposes of disclosure in this Proxy Statement.
Summary Compensation Table
The following table sets forth the compensation paid to the Company’s named executive officers for the fiscal years ended December 31, 2025 and 2024.

	Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock awards(2) ($)	All other compensation(3)	Total ($)
	Christopher Clemente	2025	$600,000	$1,650,000	$—	$13,800	$2,263,800
	Chairman & CEO	2024	600,000	950,000	—	13,800	1,563,800
	Christopher M. Guthrie	2025	400,000	751,000	90,000	13,800	1,254,800
	CFO & EVP	2024	396,550	415,000	84,261	13,800	909,611
	Timothy J. Steffan	2025	400,000	1,644,339	90,000	13,800	2,148,139
	COO	2024	396,550	541,276	84,261	13,800	1,035,887

(1)
Cash bonus amounts reflect the related period in which they are earned, even if paid in a subsequent period. All cash bonus amounts are reviewed and approved by the Compensation Committee and are discretionary in nature.

(2)
These amounts represent the grant date fair value of time-based and performance-based restricted stock unit awards, in each case computed in accordance with FASB ASC Topic 718. In the case of the performance-based restricted stock units, this value is based on the probable outcome of the performance metric(s) as of the grant date. The performance-based awards are recognized by the Company as share-based compensation expense over a three-year period. Assuming the annual performance-based restricted stock units vest at the maximum level, which is 120% of the target, the total grant date fair value of the time-based and performance-based restricted stock units granted in 2025 would be $98,994 for Mr. Guthrie and $98,994 for Mr. Steffan. For additional information regarding assumptions underlying the valuation of stock awards, please refer to Notes 2 and 9 of our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

(3)	Includes 401(k) employer contributions equal to matches of 100% of an employee's deferral up to 3% and matches of 50% of an employee's deferral on the next 2%.
Material Terms of Restricted Stock Unit Awards
The Company's 2019 Omnibus Incentive Plan (the “2019 Plan”) provides for the issuance of, among other things, restricted stock awards to employees in the form of time-based restricted stock unit awards (“Time-Based Grants”) and performance-based restricted stock unit awards (“Performance-Based Grants”). Time-Based Grants issued pursuant to the 2019 Plan have a vesting schedule determined by our Compensation Committee, typically vesting evenly over a four-year period. Performance-Based Grants may be earned based upon achievement of established performance objectives determined by our Compensation Committee. All outstanding Performance-Based Grants vest based upon the Company’s cumulative Adjusted EBITDA targets calculated over a three-year rolling period and allow for vesting between 60% to 120% of the target award measured on a pro-rata basis to determine the final vesting amount at the end of the three year period. The specific terms and conditions of the Time-Based Grants and Performance-Based Grants are reviewed and approved by the Compensation Committee. In 2025, each of Messrs. Guthrie and Steffan received a Time-Based Grant of 5,689 restricted stock units and a Performance-Based Grant of 5,689 restricted stock units, specific vesting terms for which may be found below in the Outstanding Equity Awards at 2025 Fiscal Year-End table.

Outstanding Equity Awards at 2025 Fiscal Year-End
Mr. Clemente had no outstanding equity awards as of December 31, 2025, and is therefore not included in the table below.
The following table summarizes the outstanding equity awards held by the named executive officers as of December 31, 2025.

			Option Awards(1)				Stock Awards
	Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(2) (#)		Market value of shares or units of stock that have not vested (5) ($)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested(3) (#)	Equity Incentive Plan Awards: Market value of payout value of unearned shares, units or other rights that have not vested (5) ($)
	Christopher M. Guthrie	1/2/2020	—	—	—	—	16,741	(4)	194,530	—	—
		1/11/2022	—	—	—	—	1,254		14,571	—	—
		1/11/2023	—	—	—	—	—		—	5,590	64,956
		1/11/2023	—	—	—	—	2,794		32,466	—	—
		1/11/2024	—	—	—	—	—		—	8,926	103,720
		1/11/2024	—	—	—	—	6,694		77,784	—	—
		1/15/2025	—	—	—	—	—		—	5,689	66,106
		1/15/2025	—	—	—	—	5,689		66,106	—	—
	Timothy J. Steffan	6/27/2018	50,000	—	3.30	6/27/2028	—		—	—	—
		1/2/2020	—	—	—	—	16,741	(4)	194,530	—	—
		1/11/2022	—	—	—	—	1,254		14,571	—	—
		1/11/2023	—	—	—	—	—		—	5,590	64,956
		1/11/2023	—	—	—	—	2,794		32,466	—	—
		1/11/2024	—	—	—	—	—		—	8,926	103,720
		1/11/2024	—	—	—	—	6,694		77,784	—	—
		1/15/2025	—	—	—	—	—		—	5,689	66,106
		1/15/2025	—	—	—	—	5,689		66,106	—	—

(1)
All stock option awards vest evenly over a four-year period in four annual installments that occur on each subsequent anniversary of the grant date. There are no outstanding stock option awards that are unexercisable.

(2)
Time-based restricted stock units that vest and convert into common stock evenly over a four-year period in four annual installments that occur on each subsequent anniversary of the grant date, unless otherwise noted.

(3)
Performance-based restricted-stock units (reflected at target) that are eligible to vest after the third anniversary of the grant date based on achievement of defined performance metrics that are measured and approved by the Compensation Committee (see "Material Terms of Restricted Stock Unit Awards" for further information).

(4)
Time-based restricted stock units that vest and convert into common stock over a seven-year period according to the following schedule: 6.25% on January 10, 2021, 12.5% on January 10, 2022, 18.75% on January 10, 2023, 25% on January 10, 2024, 18.75% on January 10, 2025, 12.5% on January 10, 2026, and 6.25% on January 10, 2027.

(5)	Market value is based on the $11.62 closing price of our Class A common stock on December 31, 2025.
Potential Payments on Termination or Change in Control
Employment Agreements
Pursuant to Mr. Clemente’s 2020 Employment Agreement, if his employment is terminated by us without cause or if he resigns for good reason, as such terms are defined in his agreement, then he is entitled to continue to receive his then-current salary for 48 months. Mr. Clemente will also be entitled to receive a cash payment equal to two (2) times one hundred percent (100%) of the bonus that he would have been entitled to had he remained our employee until the end of our fiscal year. This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of his then-current salary, or (ii) the end of the fiscal year in which the termination without cause occurs. In the event we terminate Mr. Clemente without cause or he resigns for good reason within the 24 calendar month period following the effective date of a change in control, the cash payment will be due and payable in full within 30 days of the effective date of the termination without cause. In addition, Mr. Clemente will be entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 48 months following his termination of employment. If Mr. Clemente’s employment is terminated by reason of death, then his estate is entitled to receive his then-current salary for 12 months, as well as any earned but unpaid bonus with respect to the fiscal year in which his death occurred. If Mr. Clemente’s employment is terminated by reason of disability, then he is entitled to receive his then-current salary for 24 months, and he will also be entitled to two (2) times one hundred percent (100%) of any earned but unpaid bonus with respect to the fiscal year in which his disability occurred.

The Company does not have employment agreements in place with Mr. Guthrie or Mr. Steffan.
Equity Awards
In the event of a change in control, outstanding equity awards will be treated as follows:
•If the award is not assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, then outstanding Time-Based Grants vest upon the change in control and outstanding Performance-Based Grants will vest pro rata at target, if the change in control occurs during the first half of the performance period, or pro rata based on actual performance measured as of the change in control, if the change in control occurs during the second half of the performance period.
•If the award is assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, then the Time-Based Grants and Performance-Based Grants will vest upon the occurrence of the holder’s termination of employment without “cause” or resignation for “good reason” (as such terms are defined in the plan), in each case within two (2) years following a change in control, with the Performance-Based Grants vesting pro rata at target, if the termination occurs during the first half of the performance period, or pro rata based on actual performance measured as of the end of the calendar quarter immediately preceding the date of termination, if the termination occurs during the second half of the performance period.

Other Compensation Information

Pay-Versus-Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following disclosure about the relationships between executive compensation actually paid (as defined by SEC rules) and our financial performance.
In determining the compensation actually paid to our NEOs, as required pursuant to SEC rules, we are required to make various adjustments to the amounts provided in the “Summary Compensation Table” provided elsewhere in this Proxy Statement (as described in further detail in the footnotes to the table below). The “Summary Compensation Table” and the compensation actually paid amounts do not reflect the actual amounts of compensation earned by or paid to our NEOs during the applicable years, but rather are amounts determined in accordance with Item 402(v) of Regulation S-K.
In accordance with the SEC’s rules, the following table sets forth the required disclosure for our principal executive officer, which is our Chief Executive Officer, and our average NEOs (excluding the Chief Executive Officer) for the fiscal years ended December 31, 2025, 2024 and 2023:

	Reporting Period	Summary Compensation Table total for CEO ($)	Compensation actually paid to CEO (1) ($)	Average Summary Compensation Table Total for non-CEO NEOs (2) ($)	Average compensation actually paid to non-CEO NEOs (1) ($)	Value of initial fixed $100 investment based on total shareholder return (3) ($)	Net income (loss) (4) ($)
	2025	$2,263,800	$2,263,800	$1,701,470	$1,903,086	$273	$17,051,864
	2024	1,563,800	1,563,800	972,749	1,238,606	190	14,560,356
	2023	1,363,200	1,363,200	906,211	930,645	104	7,783,219

(1)
Reflects "Summary Compensation Table" total (or average total for non-CEO NEOs) adjusted as set forth below in the Reconciliation of Compensation Actually Paid Table. Fair value or change in fair value, as applicable, of equity awards included in the compensation actually paid are estimated using assumptions and methodologies substantially consistent with those used at grant. These are consistent with the principles in ASC 718 and described further in our Annual Report on Form 10-K.

(2)
Reflects the average compensation amounts reported in the “Summary Compensation Table” for our NEOs (excluding the Chief Executive Officer), which included the following executive officers: 2025 (Christopher M. Guthrie and Timothy J. Steffan); 2024 (Christopher M. Guthrie and Timothy J. Steffan); and 2023 (Christopher M. Guthrie and Timothy J. Steffan).

(3)	Reflects the total shareholder return (“TSR”) of a $100 investment in the Company from the beginning of fiscal year 2023 through end of each fiscal year presented.

(4)	Reflects “Net income (loss)” in the Company’s consolidated statements of operations for the fiscal years ended December 31, 2025, 2024 and 2023.
Reconciliation of Compensation Actually Paid Table

		CEO			Non-CEO NEOs (Average)
		2025	2024	2023	2025	2024	2023
	Summary Compensation Table (SCT) total	$2,263,800	$1,563,800	$1,363,200	$1,701,470	$972,749	$906,211
	Deduct: SCT value of equity awards	—	—	—	(90,000)	(84,261)	(45,055)
	Add: Equity award adjustments:
	Period-end fair value of equity awards granted during the period (1)	—	—	—	139,684	147,993	48,320
	Change in fair value of outstanding and unvested equity awards (1)	—	—	—	153,363	192,629	14,090
	Change in fair value of equity awards that vested during the period (2)	—	—	—	(1,431)	9,496	7,079
	Compensation actually paid	$2,263,800	$1,563,800	$1,363,200	$1,903,086	$1,238,606	$930,645

(1)	Calculated using closing prices of CHCI common stock as of the last day of the respective fiscal years: $11.62 for 2025, $8.08 for 2024, and $4.43 for 2023

(2)	Calculated by comparing closing prices of CHCI common stock on the various vesting date(s) to the closing price as of the prior fiscal year end.

Relationship Between Pay and Performance
Below are graphs showing the relationship of “compensation actually paid” (as defined by the SEC) and other information contained in the pay-versus-performance table. There were no adjustments required to be made to CEO compensation, as Mr. Clemente's compensation for the covered periods shown was entirely based in cash and he had no unvested equity awards outstanding during any of the covered periods.
Relationship Between Compensation Actually Paid and TSR
Compensation actually paid to NEOs has increased in line with total shareholder return due to the impact of the revaluation of unvested equity awards and a significantly higher stock price as of December 31, 2025 than in prior years.

Compensation Actually Paid vs. Cumulative Company TSR
$2,400,000
$2,200,000
$2,000,000
$1,800,000
$1,600,000
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$-
Compensation Actually Paid
$300
$200
$100
$-
Value of Fixed $100 Investment
2022
2023
2024
2025
CEO
Non-CEO NEO Average
Company TSR

Relationship Between Compensation Actually Paid and Net Income
Compensation actually paid to NEOs has increased in line with net income, as the Company generally utilizes both net income and Adjusted EBITDA as key performance metrics when determining executive compensation and both metrics have increased from 2023 through 2025.

STOCK OWNERSHIP
The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 20, 2026, by (1) each director and named executive officer of the Company, (2) all directors and executive officers of the Company as a group, and (3) each person known by us to own more than 5% of our common stock.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Class A common stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days after April 20, 2026, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

		Class A Common Stock (1)		Class B Common Stock		Beneficial Ownership of Class A and Class B Common Stock
	Name of Beneficial Owner	Amount	%	Amount	%	Economic (%)	Voting (%)
	Stockholders owning more than 5% of our common stock
	Dwight Schar (2)	2,963,360	29.5	—	—	28.9	22.2
	505 South Flagler Drive, Suite 900
	West Palm Beach, FL 33401
	Named executive officers and directors
	Christopher Clemente (3)	2,822,628	28.1	220,250	100.00	29.7	47.6
	Christopher M. Guthrie	130,333	1.3	—	—	1.3	*
	Timothy J. Steffan (4)	135,767	1.3	—	—	1.3	1.0
	Robert P. Demchak	1,646	*	—	—	*	*
	David M. Guernsey	46,527	*	—	—	*	*
	Thomas J. Holly	20,915	*	—	—	*	*
	James A. MacCutcheon	141,124	1.4	—	—	1.4	1.1
	David P. Paul	14,917	*	—	—	*	*
	Robert P. Pincus (5)	60,690	*	—	—	*	*
	All executive officers and directors as a group (9 persons)	3,372,901	33.5	220,250	100.00	35.0	51.6

*	Less than 1% of the outstanding shares of common stock

(1)
Does not include shares of our Class A common stock issuable upon conversion of our Class B common stock. Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of our Class B common stock is entitled to fifteen votes per share of Class B common stock and each holder of our Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be provided in our certificate of incorporation or as required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)
This information is contained in a Schedule 13D filed by Dwight Schar, Schar Holdings, Inc. and Schar Holdings, LLC with the SEC on December 28, 2022. Mr. Schar reported shared voting and dispositive power of the reported shares.

(3)	Includes the following:
	•752,749 shares of Class A common stock held by CP Real Estate Services, LC (f/k/a Comstock Development Services, LC), an entity that is wholly owned by Mr. Clemente.
	•924,126 shares of Class A common stock held by Clemente Investment Management, LLC, an entity that is owned by Mr. Clemente and his wife.
	•684,601 shares of Class A common stock and 220,250 shares of Class B common stock held by FR54, LLC, an entity that is owned by Mr. Clemente, his wife, and trusts they control.
	•124,465 shares of Class A common stock held by Stonehenge Funding, LC, an entity that is wholly owned by Mr. Clemente.
	•91,021 shares of Class A common stock held by Mr. Clemente’s wife.
	•70,676 shares of Class A common stock held in various trusts for the benefit of Mr. Clemente’s dependent children. Mr. Clemente is the custodian for each trust.

(4)	Includes 20,000 exercisable stock options to purchase shares of Class A common stock.

(5)	Includes 1,382 shares held by RLR Investment Management, LLC, an entity that is owned by Mr. Pincus

EQUITY COMPENSATION PLANS
The following table provides information as of December 31, 2025, with respect to compensation plans under which the Company’s equity securities are authorized for issuance and have been granted:

	Plan Category(1)	Number of Securities to Be Issued Upon Exercise of Outstanding Options and Rights(2) (a)	Weighted-Average Exercise Price of Outstanding Options and Rights (3) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)
	Equity compensation plans approved by stockholders	491,087	$3.30	1,316,417
	Equity compensation plans not approved by stockholders	—	—	—
	Total	491,087		1,316,417

(1)	See Notes 2 and 9 in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 for additional information.

(2)	Amounts shown also reflect outstanding time-based and performance-based restricted stock units.

(3)	Excludes impact of restricted stock units reflected in column (a).
Equity Grant Practices
The Compensation Committee does not take material non-public information into account when determining the timing and terms of equity awards. The timing of grants generally occurs in accordance with the yearly compensation cycle. The Company has not timed the disclosure of material non-public information to affect the value of executive compensation.
Insider Trading Policy
We have adopted an insider trading policy containing policies and procedures governing the purchase, sale and/or other dispositions of our securities by officers, directors and employees, or by the Company. Such policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. As required by SEC rules, we have filed a copy of our Insider Trading Policy with our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2025, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, with the exception of the following: Mr. Holly filed one late Form 4 reporting one transaction and Mr. Paul filed one late Form 4 reporting one transaction. The Company has implemented procedures to ensure ongoing compliance and is working with all officers and directors subject to Section 16(a) filing requirements to file all required Form 4s on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Other than the transactions described below, from January 1, 2024 through December 31, 2025, there have not been any transaction or series of similar transactions to which we were a participant in which the amount involved exceeded $120,000 or 1% of the average of the Company’s total assets as of December 31, 2024 and December 31, 2025, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest.
We believe that all of these transactions are on terms that are comparable to or not less favorable than terms that would or could have been obtainable from unaffiliated third parties. All proposed future related party transactions will be submitted to our Board for review and will require a majority vote of the independent directors for approval. Ongoing transactions are reviewed annually to ensure that they are still comparable to or not less favorable than terms that would have or could have been obtainable from unaffiliated third parties. Our Chief Financial Officer and/or our General Counsel, assuming they are not party to the proposed transaction, coordinates with the independent directors in evaluating the fairness to us of the proposed transactions.
In June 2022, CHCI Asset Management, L.C. (“CAM”), an entity wholly owned by the Company, entered into a new master asset management agreement with Comstock Partners, LC ("CP"), an affiliate entity controlled by our Chief Executive Officer, Christopher Clemente, that superseded in its entirety the previous asset management agreement between CAM and CP Real Estate Services, LC ("CPRES"0 dated April 30, 2019 (the “2022 AMA”). Entry into the 2022 AMA was unanimously approved by the independent directors of the Company.
The 2022 AMA engages CAM to manage and administer CP’s commercial real estate portfolio (the "Anchor Portfolio") and the day to-day operations of CP and each property-owning subsidiary of CP (collectively, the “CP Entities”). CAM will provide investment advisory, development, and asset management services necessary to build out, stabilize and manage the Anchor Portfolio, which currently consists primarily of two of the larger transit-oriented, mixed-use developments located on Washington D.C. Metro’s Silver Line (Reston Station and Loudoun Station) that are owned by CP Entities and ultimately controlled by Mr. Clemente.

Pursuant to the fee structures set forth in the 2022 AMA, CAM is entitled to receive an annual payment equal to the greater of the "Cost-Plus Fee" or the "Market Rate Fee". The Cost-Plus Fee is equal to the sum of (i) the comprehensive costs incurred by or for providing services to the Anchor Portfolio, (ii) the costs and expenses of the Company related to maintaining the listing of its shares on a securities exchange and complying with regulatory and reporting obligations of a public company, and (iii) a fixed annual payment of $1.0 million. The Market Rate Fee calculation is defined in the 2022 AMA. In addition to the annual payment of either the Market Rate Fee or the Cost-Plus Fee, CAM is also entitled on an annual basis to receive certain supplemental fees, as detailed in the 2022 AMA.
On September 11, 2024, the Company entered into an amendment to the 2022 AMA with an effective date of July 1, 2024 (the "First Amendment") that included, among others, the following key revised provisions:
•A deferral of the Operating Assets Trigger Event that was originally scheduled on October 1, 2024 (as defined in the original 2022 AMA) to calculate incentive fee revenue for seven specified managed portfolio assets to be, at the election of the Company upon the occurrence of the event and with consent from CP, either (a) October 1, 2027, (b) upon the sale of the asset, (c) upon the refinance of the asset, or (d) the period of time in which an 85% leased rate has been achieved if the asset is a commercial asset;
•A revised definition of the Development and Construction Management Fee to include payment of the fee during delays in delivery caused by a casualty event; and
•A revised definition of Supplemental Fees to include a lease termination fee equal to 3.50% of the gross rental revenue paid by any tenant of a commercial asset in connection with the early termination of a lease.
Except as amended by the First Amendment, the original terms of the 2022 AMA remain in full force and effect.
The 2022 AMA will terminate on January 1, 2035 (“Initial Term”) and will automatically renew for successive additional one year terms (each an “Extension Term”) unless CP delivers written notice of non-renewal of the 2022 AMA at least 180 days prior to the termination date of the Initial Term or any Extension Term. Twenty-four months after the effective date of the 2022 AMA, CP is entitled to terminate the 2022 AMA without cause upon 180 days advance written notice to CAM. In the event of such a termination and in addition to the payment of any accrued annual fees due and payable as of the termination date under the 2022 AMA, CP is required to pay a termination fee equal to two times the Cost-Plus Fee or Market Rate Fee paid to CAM for the calendar year immediately preceding the termination.

Residential, Commercial, and Parking Property Management Agreements
The Company entered into separate residential property management agreements with properties owned by CP Entities under which the Company receives fees to manage and operate the properties, including tenant communications, leasing of apartment units, rent collections, building maintenance and day-to-day operations, engagement and supervision of contractors and vendors providing services for the buildings, and budget preparation and oversight.
The Company entered into separate commercial property and parking management agreements with several properties owned by CP Entities under which the Company receives fees to manage and operate the office and retail portions of the properties, including tenant communications, rent collections, building maintenance and day-to-day operations, engagement and supervision of contractors and vendors providing services for the buildings, and budget preparation and oversight. These property management agreements each have initial terms of one year with successive, automatic one-year renewal terms. The Company generally receives base management fees under these agreements based upon a percentage of gross rental revenues for the portions of the buildings being managed in addition to reimbursement of specified expenses, including employment expenses of personnel employed by the Company in the management and operation of each property.
Construction Management Agreements
The Company has construction management agreements with properties owned by CP Entities under which the Company receives fees to provide certain construction management and supervision services, including management of tenant buildouts and casualty event remediation and restoration. The Company typically receives a construction management fee that is set forth in the applicable tenant’s lease or executed work authorization and based on a percentage of the total costs (or total hard costs) of the project.
Lease Procurement Agreements
The Company has lease procurement agreements with properties owned by CP Entities under which the Company receives certain finders' fees in connection with the procurement of new leases for such properties where an external broker is not engaged on behalf of the CP Entities. Such leasing fees are supplemental to the fees generated from the Company's management agreements referenced above and are generally 1-2% of the future lease payments to be received by the CP Entity from the executed lease.
Business Management Agreements
In January 2023, CAM entered into a Business Management Agreement (the “BC Management Agreement”) with DCS Real Estate Investments, LC, an entity controlled by a member of CP. The BC Management Agreement provided that DCS Real Estate Investments, LC pay CAM an annual management fee equal to $0.4 million to reimburse CAM for certain expenses. The BC Management Agreement was terminated effective December 31, 2024.
In February 2024, CAM entered into a Business Management Agreement (the “SH Management Agreement”) with Springfield Holdings, LLC (“Springfield”), an entity controlled by a member of CP, whereby CAM provides Springfield with professional management and consultation on land development and real estate services for a residential community located in Ranson, West Virginia. The initial term of the SH Management Agreement extended through December 31, 2024 with automatic one-year renewals. The SH Management Agreement provides that Springfield will reimburse CAM for certain pre-development expenses at cost.
Investors X
In April 2019, the Company entered into a master transfer agreement with CPRES that entitled the Company to priority distribution of residual cash flow from its Class B membership interest in Comstock Investors X, L.C. ("Investors X"), an unconsolidated variable interest entity that owns the Company's residual homebuilding operations. The Company considers Investors X to be a variable interest entity over which it does not have the power to direct activities that most significantly impact economic performance; therefore, it is not the primary beneficiary of Investors X and does not have to consolidate the entity into its financial results. (See Note 4 for additional information).
The Hartford
In December 2019, the Company made an investment related to the purchase of The Hartford, a stabilized commercial office building located at 3101 Wilson Boulevard in the Clarendon area of Arlington, Virginia. In conjunction with the investment, the Company entered into an operating agreement with CP to form Comstock 3101 Wilson, LC, to purchase The Hartford. Pursuant to the Operating Agreement, the Company held a minority membership interest of The Hartford and the remaining membership interests of The Hartford are held by CP.

In February 2020, the Company, CP and DWF VI 3101 Wilson Member, LLC (“DWF”), an unaffiliated, third party, equity investor in The Hartford, entered into a limited liability company agreement (the “DWC Operating Agreement”) to form DWC 3101 Wilson Venture, LLC (“DWC”) to, among other things, acquire, own and hold all interests in The Hartford. In furtherance thereof, on February 7, 2020, the original operating agreement was amended and restated (the “A&R Operating Agreement”) to memorialize the Company’s and CP’s assignment of 100% of its membership interests in The Hartford to DWC. As a result, DWC is the sole member of The Hartford Owner. The Company and CP, respectively, hold minority membership interests in, and DWF holds the majority membership interest in, DWC. (See Note 4 for additional information).
BLVD Forty Four/BLVD Ansel
In October 2021 and March 2022, the Company entered into joint ventures with CP to acquire BLVD Forty Four and BLVD Ansel, respectively, two adjacent mixed-use luxury high-rise apartment buildings located near the Rockville Metro Station in Rockville, Maryland. The Company considers BLVD Forty Four and BLVD Ansel to be variable interest entities upon which it exercises significant influence; however, considering key factors such as the Company’s ownership interest and participation in policy-making decisions by majority equity holders, and oversight of management services by majority equity holders, the Company concluded that the power to direct activities that most significantly impact economic performance is shared. Given that the Company is not the entity most closely associated with the properties, it concluded that it is not the primary beneficiary and does not have a controlling financial interest in either property.
In conjunction with the acquisition of Comstock 41, in 2023 the Company entered into an amendment to the existing asset management agreement with CP to introduce an acquisition pursuit fee of $0.1 million and contingent entitlement success fee to pursue potential relocation of moderately-priced dwelling units ("MPDUs") from BLVD Forty Four to Comstock 41. The acquisition pursuit fee was earned and recognized upon the completion of the Comstock 41 acquisition. The entitlement success fee is set to equal 25% of the economic value created by the relocation of the MPDUs, as agreed upon by both parties, and due upon approval by local government agencies. In December 2025, the Company received legislative approval from the City of Rockville and recognized a 1.6 million entitlement success fee based on the agreement with BLVD Forty Four. (See Note 4 for additional information).
Corporate Leases
In November 2020, the Company relocated its corporate headquarters to office space owned and controlled by its Chief Executive Officer Christopher Clemente and his family, pursuant to a ten-year lease agreement. In November 2022, the Company executed a 3,778 square foot lease expansion agreement with terms that align with the original agreement. In January 2022, ParkX Management, LC, a subsidiary of the Company, entered into a separate five-year lease agreement with an affiliate controlled and owned by Mr. Clemente and his family to host ParkX's specialized remote monitoring center operations. (See Note 5 for additional information).
Credit Facility
On March 19, 2025, the Company entered into an agreement with CP to secure a new 10.0 million capital line of credit with a variable interest rate of the Wall Street Journal Prime Rate plus 1.00% per annum that is scheduled to expire in March 2030, replacing a pre-existing expiring credit facility with CPRES (See Note 6 for additional information).
Procedures for Approval of Related Person Transactions
Our policy for the review and approval of transactions between us and related persons is set forth in our Corporate Governance Guidelines. The independent directors will meet to review and approve or reject all related party transactions (as specified in Item 404 of Regulation S-K) and review and make recommendations to the full Board regarding approval or rejection of any contracts or other transactions with current or former executive officers of the Company, including consulting arrangements, employment agreements, change-in-control agreements, severance agreements, termination agreements, and loans to employees made or guaranteed by the Company.

OTHER INFORMATION
Deadline for Receipt of Stockholder Proposals
Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2027 Annual Meeting of Stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, by the Securities and Exchange Commission (“SEC”) must be received at our principal executive offices not later than December 31, 2026, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our Bylaws, stockholders who wish to submit a proposal at the 2027 Annual Meeting of Stockholders, other than one that will be included in our proxy statement, must deliver such proposal to the Secretary at our principal executive offices between February 17, 2027 and March 19, 2027. Special notice provisions apply under our Bylaws if the date of the 2027 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2026 Annual Meeting. If a stockholder who wishes to present a proposal fails to notify us in the appropriate time frame and such proposal is brought before the 2026 Annual Meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2026 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. In addition to satisfying the requirements of our Bylaws, including the notice deadlines set forth therein, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide the notice required under Rule 14a-19 of the Exchange Act to the Secretary no later than March 19, 2027. Stockholders should submit their proposals to Comstock Holding Companies, Inc., 1900 Reston Metro Plaza, 10th Floor, Reston, Virginia 20190, Attention: Corporate Secretary.
Incorporated by Reference
To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the section of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in this section shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
Annual Report on Form 10-K
We will provide, without charge, additional copies of our annual report on Form 10-K for the year ended December 31, 2025 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in our Annual Report on Form 10-K will also be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s Secretary at our principal executive office set forth in this proxy statement.
Other Matters
We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as our Board may recommend.

By Order of the Board of Directors,

Robert P. Demchak, General Counsel and Secretary
Reston, Virginia
April 30, 2026

COMSTOCK

P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Comstock Holding Companies, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 20, 2026

Wednesday, June 17, 2026 9:00 AM, Eastern Time

Internet:
www.proxypush.com/CHCI
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-670-1365
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 9:00 AM, Eastern Time, June 17, 2026.

This proxy is being solicited on behalf of the Board of Directors

The undersigned stockholder of Comstock Holding Companies, Inc. (the Company"), a Delaware corporation, hereby acknowledges receipt of the notice of the 2026 Annual Meeting of Stockholders and appoints Christopher M. Guthrie and Robert P. Demchak (the "Named Proxies"), and each or either of them, as proxy and attorney-in-fact of the undersigned, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2026 Annual Meeting of Stockholders and any adjournment or postponement thereof, and authorizes them, and each of them, to vote all the shares of common stock of the "Company" the undersigned is entitled to vote, upon the matters specified and upon such other matters as may be properly brought before the 2026 Annual Meeting of Stockholders or any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION ON EACH PROPOSAL. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Stockholders to be held on June 17, 2026: The Proxy Statement and 2025 Annual Report are available at www.proxydocs.com/CHCI

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card or give your telephone or Internet proxy.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

COMSTOCK

Comstock Holding Companies, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect two directors, each to serve for a three-year term expiring at the 2029 Annual Meeting of Stockholders, or until their successors are duly elected and qualified or until their earlier resignation or removal;				
		FOR	WITHHOLD		
	1.01 David M. Guernsey	☐	☐		FOR
	1.02 James A. MacCutcheon	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	To ratify the appointment of Grant Thornton, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026;	☐	☐	☐	FOR
3.	To cast a non-binding, advisory vote to approve the 2025 compensation of our named executive officers;	☐	☐	☐	FOR
4.	To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.				

☐ **Check here if you would like to attend the meeting in person.**

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ______ Date ______ Signature (if held jointly) ______ Date ______